Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR FISCAL 2014 RESULTS

Vancouver, British Columbia - March 26, 2015 - lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the fourth quarter and fiscal year ended February 1, 2015.
For the fourth quarter ended February 1, 2015:

•	Net revenue for the quarter increased 16% to $602.5 million from $521.0 million in the fourth quarter of fiscal 2013.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 8% for the fourth quarter on a constant dollar basis.

•	Comparable store sales for the fourth quarter increased by 5% on a constant dollar basis and direct to consumer net revenue increased 20% on a constant dollar basis.

•
Direct to consumer net revenue increased 17% to $114.5 million, or 19.0% of total Company net revenue, in the fourth quarter of fiscal 2014, an increase from 18.8% of total Company net revenue in the fourth quarter of fiscal 2013.

•	Gross profit for the quarter increased by 11% to $310.0 million, and as a percentage of net revenue gross profit was 51.5% for the quarter compared to 53.5% in the fourth quarter of fiscal 2013.

•	Income from operations for the quarter increased by 2% to $157.2 million, and as a percentage of net revenue was 26.1% compared to 29.6% of net revenue in the fourth quarter of fiscal 2013.

•	The effective tax rate for the quarter was 30.3% compared to 29.5% the fourth quarter of fiscal 2013.

•
Diluted earnings per share for the quarter were $0.78 on net income of $110.9 million, compared to diluted earnings per share of $0.75 on net income of $109.7 million in the fourth quarter of fiscal 2013.

•	During the fourth quarter of fiscal 2014, the Company repurchased 0.4 million shares of the Company's common stock at an average cost of $43.30 per share.
For the fiscal year ended February 1, 2015:

•	Net revenue for the fiscal year increased 13% to $1.8 billion from $1.6 billion in fiscal 2013.

•	Total comparable sales increased by 3% for fiscal 2014 on a constant dollar basis.

•
Comparable store sales decreased 1% on a constant dollar basis for fiscal 2014 and direct to consumer net revenue increased 24% on a constant dollar basis. Our corporate-owned stores open at least one year averaged sales of $1,678 per square foot.

•	Direct to consumer net revenue increased 22% to $321.2 million, or 17.9% of total Company net revenue in fiscal 2014, an increase from 16.5% of total Company net revenue in fiscal 2013.

•	Gross profit for fiscal 2014 increased by 9% to $914.2 million, from $840.1 million in fiscal 2013, and as a percentage of net revenue was 50.9% compared to 52.8% in fiscal 2013.

•
Income from operations for fiscal 2014 decreased by 4% to $376.0 million, from $391.4 million in fiscal 2013. As a percentage of net revenue, income from operations decreased to 20.9% compared to 24.6% of net revenue in fiscal 2013.

•
Tax expense for fiscal 2014 was $144.1 million, which included $33.7 million related to the repatriation of foreign earnings that will be used to fund the share buyback program. The tax rate excluding the $33.7 million tax expense on the repatriation of foreign earnings would have been 28.8%, compared to 29.6% a year ago. The tax rate for fiscal 2014, including the tax expense on the repatriation of foreign earnings, was 37.6%.

•
Excluding the tax expense on the repatriation of foreign earnings, diluted earnings per share were $1.89 for fiscal 2014. Including the tax expense on the repatriation of foreign earnings, diluted earnings per share for fiscal 2014 were $1.66, which included a $0.23 per share impact from the tax expense on the repatriation of foreign earnings.

•	During fiscal 2014, the Company repurchased 3.7 million shares of the Company's common stock at an average cost of $40.31 per share.
The Company ended fiscal 2014 with $664.5 million in cash and cash equivalents compared to $698.6 million at the end of fiscal 2013. Inventory at the end of fiscal 2014 was $208.1 million compared to $188.8 million at the end of fiscal 2013. The Company ended the quarter with 302 stores.

Laurent Potdevin, lululemon’s CEO, stated: "Our solid performance in the fourth quarter builds on the momentum that began in the third quarter and reflects improved traffic and a strong guest response." Mr. Potdevin continued: "2014 was a critical year when we strengthened our leadership team and made important investments in our product pipeline, guest experience, brand, and community engagement. In 2015, we expect to substantially complete this foundational work and accelerate our investments in innovation to drive sustainable global growth as we continue to lead the market that we created."
Updated Outlook
For the first quarter of fiscal 2015, we expect net revenue to be in the range of $413 million to $418 million based on a total comparable sales increase in the low single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.31 to $0.33 for the quarter. This guidance assumes 142.3 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2015, we expect net revenue to be in the range of $1.970 billion to $2.020 billion based on a total comparable sales increase in the mid single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.85 to $1.90 for the full year. This guidance assumes 142.6 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
Conference Call Information
A conference call to discuss fiscal 2014 results is scheduled for today, March 26, 2015, at 9:00 a.m. Eastern time. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a yoga-inspired athletic apparel company with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Total comparable sales in constant dollars, comparable store sales in constant dollars, changes in direct to consumer net revenue in constant dollars, the tax rate excluding the tax expense on the repatriation of foreign earnings, and diluted earnings per share excluding the tax expense on the repatriation of foreign earnings are not United States generally accepted accounting principle (“GAAP”) performance measures.
We provide constant dollar total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management’s control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the tax rate and diluted earnings per share excluding the tax expense on repatriated foreign earnings because of their comparability to our historical information as well as our diluted earnings per share guidance, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of Non-GAAP Financial Measures” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our highly competitive market and increasing competition; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended February 1, 2015	Thirteen Weeks Ended February 2, 2014	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014
	(unaudited)	(unaudited)
Net revenue	$602,491	$520,993	$1,797,213	$1,591,188
Costs of goods sold	292,450	242,203	883,033	751,112
Gross profit	310,041	278,790	914,180	840,076
As a percent of net revenue	51.5%	53.5%	50.9%	52.8%
Selling, general and administrative expenses	152,853	124,643	538,147	448,718
As a percent of net revenue	25.4%	23.9%	30.0%	28.2%
Income from operations	157,188	154,147	376,033	391,358
As a percent of net revenue	26.1%	29.6%	20.9%	24.6%
Other income (expense), net	1,755	1,519	7,102	5,768
Income before provision for income taxes	158,943	155,666	383,135	397,126
Provision for income taxes	48,090	45,974	144,102	117,579
Net income	$110,853	$109,692	$239,033	$279,547

Basic earnings per share	$0.78	$0.75	$1.66	$1.93
Diluted earnings per share	$0.78	$0.75	$1.66	$1.91
Basic weighted-average shares outstanding	141,999	145,235	143,935	144,913
Diluted weighted-average shares outstanding	142,346	146,035	144,298	146,043

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	February 1, 2015	February 2, 2014
ASSETS
Current assets
Cash and cash equivalents	$664,479	$698,649
Inventories	208,116	188,790
Other current assets	78,417	58,100
Total current assets	951,012	945,539
Property and equipment, net	296,008	255,603
Goodwill and intangible assets, net	26,163	28,201
Deferred income taxes and other non-current assets	23,030	23,045
Total assets	$1,296,213	$1,252,388
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,339	$12,647
Accrued inventory liabilities	22,296	15,415
Accrued compensation and related expenses	29,932	19,445
Income taxes payable	20,073	769
Unredeemed gift card liability	46,252	38,343
Other accrued liabilities	31,989	29,595
Total current liabilities	159,881	116,214
Deferred income tax liability	3,633	3,977
Other non-current liabilities	43,131	35,515
Stockholders’ equity	1,089,568	1,096,682
Total liabilities and stockholders’ equity	$1,296,213	$1,252,388

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014
Cash flows from operating activities
Net income	$239,033	$279,547
Items not affecting cash	66,839	48,864
Other, including net changes in other non-cash balances	8,577	(50,072)
Net cash provided by operating activities	314,449	278,339
Net cash used in investing activities	(119,733)	(106,408)
Net cash (used in) provided by financing activities	(149,077)	8,907
Effect of exchange rate changes on cash	(79,809)	(72,368)
(Decrease) increase in cash and cash equivalents	(34,170)	108,470
Cash and cash equivalents, beginning of year	$698,649	$590,179
Cash and cash equivalents, end of year	$664,479	$698,649

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures

Constant dollar total comparable sales (unaudited)

	Thirteen Weeks Ended February 1, 2015	Thirteen Weeks Ended February 2, 2014[1]	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014[2]
Total comparable sales[3]	6%	2%	1%	7%
Adjustments due to foreign exchange rate changes	2%	2%	2%	2%
Total comparable sales in constant dollars[3]	8%	4%	3%	9%
__________
1The fourth quarter of fiscal 2013 was a 13 week period while the fourth quarter of fiscal 2012 was a 14 week period. The fourteenth week's sales of the fourth quarter of fiscal 2012 are not included in the calculation of the total comparable sales changes.
2Fiscal 2013 was a 52 week year while fiscal 2012 was a 53 week year. The fifty-third week's sales of fiscal 2012 are not included in the calculation of the total comparable sales changes.
3Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue at corporate-owned stores that have been open for at least 12 months.

Constant dollar comparable store sales (unaudited)

	Thirteen Weeks Ended February 1, 2015	Thirteen Weeks Ended February 2, 2014[1]	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014[2]
Comparable store sales[3]	2%	(5)%	(3)%	2%
Adjustments due to foreign exchange rate changes	3%	3%	2%	2%
Comparable store sales in constant dollars[3]	5%	(2)%	(1)%	4%
__________
1The fourth quarter of fiscal 2013 was a 13 week period while the fourth quarter of fiscal 2012 was a 14 week period. The fourteenth week's sales of the fourth quarter of fiscal 2012 are not included in the calculation of the total comparable sales changes.
2Fiscal 2013 was a 52 week year while fiscal 2012 was a 53 week year. The fifty-third week's sales of fiscal 2012 are not included in the calculation of the total comparable sales changes.
2Comparable store sales reflects net revenue at corporate-owned stores that have been open for at least 12 months.

Constant dollar changes in direct to consumer net revenue (unaudited)

	Thirteen Weeks Ended February 1, 2015	Thirteen Weeks Ended February 2, 2014[1]	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014[2]
Change in direct to consumer net revenue	17%	32%	22%	36%
Adjustments due to foreign exchange rate changes	3%	3%	2%	2%
Change in direct to consumer net revenue in constant dollars	20%	35%	24%	38%
__________
1The fourth quarter of fiscal 2013 was a 13 week period while the fourth quarter of fiscal 2012 was a 14 week period. The fourteenth week's sales of the fourth quarter of fiscal 2012 are not included in the calculation of the total comparable sales changes.
2Fiscal 2013 was a 52 week year while fiscal 2012 was a 53 week year. The fifty-third week's sales of fiscal 2012 are not included in the calculation of the total comparable sales changes.

Tax rate, excluding the tax expense on repatriated foreign earnings (unaudited)

	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014
Tax rate	37.6%	29.6%
Tax expense on repatriated foreign earnings	(8.8)%	—%
Tax rate, excluding the tax expense on repatriated foreign earnings	28.8%	29.6%

Diluted earnings per share, excluding the tax expense on repatriated foreign earnings (unaudited)

	Fifty-Two Weeks Ended February 1, 2015	Fifty-Two Weeks Ended February 2, 2014
Diluted earnings per share	$1.66	$1.91
Tax expense on repatriated foreign earnings	0.23	—
Diluted earnings per share, excluding the tax expense on repatriated foreign earnings	$1.89	$1.91

lululemon athletica inc.
Store Count and Square Footage1
Fifty-Two Weeks Ended February 1, 2015
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	254	9	—	263
2nd Quarter	263	8	1	270
3rd Quarter	270	19	—	289
4th Quarter	289	13	—	302

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	740	24	—	764
2nd Quarter	764	26	3	787
3rd Quarter	787	61	—	848
4th Quarter	848	46	—	894
 __________
1Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
2Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
3Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.